Exhibit 99.1

Matritech Reports Third Quarter Financial Results

NMP22® BladderChek® Test Achieves Record Sales

NEWTON, Mass. —November 1, 2005--Matritech (Amex: MZT), a leading developer of protein-based diagnostic products for the early detection of cancer, today reported financial results for the third quarter ended September 30, 2005.

Revenues for the third quarter of 2005 were $2,780,000 compared with $1,935,000 for the third quarter of 2004, an increase of 44%. Revenue recognized from sales of the NMP22® BladderChek® Test increased 75% during the quarter to $2,094,000 compared to $1,197,000 in the third quarter of 2004. Overall product sales for the third quarter of 2005 were $2,752,000 compared with $1,875,000 for the third quarter of 2004. NMP22® BladderChek® Test sales accounted for approximately 90% of sales in the NMP22® product line.

The Company reported a loss from operations of $1,735,000 for the quarter ended September 30, 2005 compared with a loss from operations of $1,988,000 for the same period in 2004. This 13% decrease was mainly the result of increased sales of Matritech’s NMP22® BladderChek® Test. The Company reported a net loss of $2,168,000, or $0.05 per share for the quarter ended September 30, 2005, compared with a loss of $2,720,000 or $0.06 per share for the same period in 2004.

Revenues for the nine months ended September 30, 2005 were $7,597,000 compared with $5,051,000 for the nine months ended September 30, 2004, an increase of 50%. Revenue recognized from the sales of the NMP22® BladderChek® Test increased 92% during the first nine months of 2005 to $5,433,000 as compared with $2,834,000 in the first nine months of 2004. Overall product sales for the nine months 2005 were $7,514,000 compared to $4,893,000 for the first nine months of 2004.

The Company reported a loss from operations of $5,935,000 for the nine months ended September 30, 2005 compared with a loss of $6,515,000 for the same period in 2004. The Company reported a net loss attributable to common shareholders of $7,274,000 or $0.16 per share for the nine months ended September 30, 2005 compared with a net loss of $8,633,000 or $0.22 per share for the same period in 2004. The reported net loss attributable to common shareholders for 2005 includes a $1,627,000 non-cash charge attributable to the beneficial conversion feature of the Series A Convertible Preferred Stock financing which closed in the first quarter of 2005 offset by a non-cash gain of $1,900,000 related to changes in the market value of the warrants issued in the financing.

“This is another record sales quarter for our BladderChek® Test and is the result of the effectiveness of our direct-to-the-urologist sales forces in both the United States and Germany in achieving product acceptance and repeat use by urologists,” commented Stephen D. Chubb, Chairman and CEO of Matritech. “The reduction in the operating loss this quarter is another measure of the success of the direct sales force strategy that we implemented in the U.S. in early 2004.”

Mr. Chubb added, “During the quarter work continued on our other two projects - NMP179® program for cervical cancer and NMP66™ program for breast cancer. Sysmex Corporation has the responsibility for completion of development and FDA submission of this NMP179® automated detection system. The status of its progress and plans is available on its website. Since the second quarter, Matritech scientists have been devoting virtually all of their development efforts to optimizing our breast cancer tests in an immunoassay format. This progress has been accepted for presentation at the San Antonio Breast Cancer

Symposium taking place from December 9th to 11th 2005. This presentation will include test results from additional specimens as well as clinical risk assessment statistics comparing cancer and healthy populations. The next phase of our breast cancer development program is the further optimization of an immunoassay format. Immunoassay formats are preferred because of their convenience, cost and marketability. Our goal is to begin our FDA clinical trials in 2006.”

Recent Business Highlights

•
The U.S. Patent and Trademark Office issued the Company U.S. Patent No. 6,936,424 covering methods of using the NMP66™ protein marker for the detection of breast cancer. The scheduled expiration date of this patent is the year 2020. This most recent patent issuance brings the number of U.S. patents owned or exclusively licensed to Matritech to 21. Matritech's patent portfolio also includes numerous foreign patents issued in Europe, Japan, and Canada.

•
A review of the NMP22® BladderChek® Test was published by the journal Contemporary Urology, in a special supplement entitled, “Diagnosis of Bladder Cancer Using a Point-of-Care Proteomic Assay (NMP22 BladderChek): A Multicenter Study,” which elaborated on a podium session presented by Dr. Giora Katz at the 2005 annual meeting of the American Urological Association.

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The NMP22® BladderChek® Test was reported in USA Weekend Magazine as a “new tool for early detection of bladder cancer [that] was more than three times as accurate as conventional lab tests.” The magazine is in print each weekend to more than 500 newspapers reaching an estimated 51.5 million readers according to its publisher.

•
A continuing medical education program (CME) covering the role of the NMP22® BladderChek® Test in the early diagnosis of bladder cancer is being developed. This CME program will add to a growing group of medical education programs on the BladderChek Test that includes a CME program sponsored by American Urological Association Education and Research, Inc., a University of Pennsylvania Teaching Brief, and an accredited educational program sponsored by the Society of Urologic Nurses Association (SUNA).

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Matritech was named one of New England's fastest growing technology companies in Deloitte's Technology Fast 50 Program. The Company’s growth is attributable to NMP22® BladderChek® Test Sales. Additionally, Matritech was ranked by Deloitte as one of the 500 Fastest Growing Tech Companies in North America.

Scheduled Web Cast of Call Today
Matritech has scheduled a conference call at 8:30 a.m. (ET) on Tuesday, November 1, 2005 to discuss the results of operations for the third quarter and progress in the achievement of corporate objectives. This call is being web cast by CCBN and can be accessed on the Matritech website at www.matritech.com by going to the “Investor Relations” section on the site. The conference call may be accessed by dialing (866) 770-7125 for domestic callers and (617) 213-8066 for international callers. The participant passcode is 42056536.

About Matritech

Matritech is using its patented proteomics technology to develop diagnostics for the detection of a variety of cancers. The Company's first two products, the NMP22® Test Kit and NMP22® BladderChek® Test, have been FDA approved for the monitoring and diagnosis of bladder cancer. The NMP22® BladderChek® Test is based on Matritech's proprietary nuclear matrix protein (NMP) technology, which correlates levels of NMPs in body fluids to the presence of cancer. Beginning with a patent portfolio licensed exclusively from the Massachusetts Institute of Technology (MIT), Matritech’s patent portfolio has grown to more than 15 other U.S. patents. In addition to the NMP22 protein marker utilized in the NMP22® Test Kit and NMP22® BladderChek® Test, the Company has discovered other proteins associated with cervical, breast, prostate, and colon cancer. The Company’s goal is to utilize these protein markers to develop, through its own research staff and through strategic alliances, clinical applications to detect cancer. More information about Matritech is available at www.matritech.com.

Statement under the Private Securities Litigation Reform Act
Any forward-looking statements relate to the Company's current expectations regarding future sales of the Company’s products and product acceptance. Actual results may differ materially from those predicted in such forward-looking statements due to the risks and uncertainties inherent in the Company’s business, including without limitation risks and uncertainties in obtaining and maintaining regulatory approval, market acceptance of and continuing demand for the Company’s products, performance of distributors, the impact of competitive products and pricing and health care reform, as well as general business and economic conditions. Please refer to the risk factors detailed in the Company's periodic reports and registration statements as filed with the Securities and Exchange Commission. These forward-looking statements are neither promises nor guarantees. There can be no assurance that the Company's expectations for its products or future financial performance will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Matritech undertakes no responsibility to revise or update any such forward-looking information.

-- Financial Results Follow --
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Contact for Matritech:
Kathleen O'Donnell
617-928-0820 X270

Matritech, Inc.
Financial Highlights

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2005	2004	2005	2004

Revenues	$2,779,636	$1,935,405	$7,597,278	$5,051,061

Cost of sales	752,346	596,501	2,247,579	1,781,667
Research, development and
clinical expense	748,494	661,978	2,181,279	2,067,757
Selling, general and
administrative expense	3,013,321	2,664,668	9,103,138	7,716,691

Loss from operations	(1,734,525)	(1,987,742)	(5,934,718)	(6,515,054)

Interest income	31,289	24,313	100,744	73,339
Interest expense	497,180	756,410	1,772,763	2,191,629
Mark to market adjustment from warrants	(27,204)	—	1,899,698	—
Gain on sale of fixed assets	60,091	—	60,091	—

Net loss	$(2,167,529)	$(2,719,839)	$(5,646,948)	$(8,633,344)

Beneficial conversion feature	—	—	$(1,627,232)	—

Net loss attributable to common shareholders	$(2,167,529)	$(2,719,839)	$(7,274,180)	$(8,633,344)

Basic/diluted
net loss per share	$(0.05)	$(0.06)	$(0.16)	$(0.22)

Basic/diluted
weighted average
number of common
shares outstanding	45,370,972	42,116,886	44,345,812	40,109,535

	September 30,	December 31,
	2005	2004

Cash & cash equivalents	$3,795,194	$4,906,178
Working capital	3,108,223	3,179,745
Total assets	7,636,637	8,245,996
Long-term debt (a)	6,028	377,770
Series A convertible preferred stock	785,068	—
Stockholders' equity	2,784,025	3,394,912

(a) At September 30, 2005 and December 31, 2004 the face value of our current and long-term debt was $1,364,238 and $3,103,991and the carrying value was $967,278 and $1,782,191, respectively.